Exhibit 99.1

Agenus Reports First Quarter 2018 Financial Results and Provides Corporate Update

Agenus to host conference call and webcast today at 11am ET

LEXINGTON, Mass., May 7, 2018 /PRNewswire/ -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company with a pipeline of immune checkpoint antibodies, cancer vaccines and adoptive cell therapies1, provided a corporate update and reported financial results for the first quarter ending March 31, 2018.

"Innovation and speed are the basis of our I-O business model with 5 INDs filed over the past 18 months, 6 INDs on track for this year and 2 additional INDs planned in the 1H of next year. We have treated over 100 patients with our CTLA-4 (AGEN1884) and/or PD-1 (AGEN2034) antibodies with clinical responses in some of the patients with advanced cancers," said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. " We have also made progress with our commercial readiness with commercial grade antibodies already produced; our partnering discussions are maturing, and we are committed to bring these discussions to closure."

Milestones Achieved and Upcoming

  Clinical update:
    To date, we have:
      Presented AGEN1884 (CTLA-4) & AGEN2034(PD-1) pharmacodynamic activity at AACR2018;
      Presented preclinical data on TIM-3 (INCAGN02390) and LAG-3 (INCAGN02385); Clinical trials planned for 2018;
      Completed dose escalation of AGEN1884 & AGEN2034 combination;
      Launched combination trials with AGEN1884 & AGEN2034, including trials in 2L cervical cancer.
    In the coming year, we expect to:
      Present efficacy data on AGEN1884 and AGEN2034
        >100 patients treated; clinical activity observed;
        Interim data review suggests patients with advanced cancers have clinical responses, including partial and complete responses in some patients;
      We have shifted our development strategy for first approval from 1L NSCLC to 2L cervical cancer because of increasing hurdles and correspondingly longer timelines.
      Advance our cervical cancer trial of AGEN1884 and AGEN2034 combination is currently enrolling patients.
      File an IND on next generation CTLA-4 (AGEN1181) designed to improve T cell priming and Treg depletion;
      File INDs for our bispecific antibodies designed to condition the tumor microenvironment through regulatory T cell depletion and other undisclosed mechanisms;
      Advance efforts to launch a combination trial with CTLA-4, PD1 & our neoantigen vaccine, AutoSynVax™ + QS-21.
  Manufacturing Update
    Supplied GMP material for clinical programs and delivered commercial grade AGEN1884
    We are also on track having already filled vials of commercial grade AGEN2034
  QS-21 Stimulon® update
    SHINGRIX is the most effective shingles vaccines; GSK commercial sales projections have nearly tripled from expectations earlier in the year
  AgenTus Cell Therapy Business
    IND filing for lead candidate in 2019

First Quarter 2018 Financial Results

Cash and cash equivalents were $52.3 million and $60.2 million at March 31, 2018 and December 31, 2017 respectively.

For the first quarter ended March 31, 2018, we reported research and development expenses of $29.4 million, and $32.6 million for the same period in 2017. Our net loss of for the three months ended March 31, 2018 is $54.3 million or $0.53 per share compared to a net loss for same period in 2017 of $17.1 million, or $0.18 per share. The increased net loss reflects unfavorable items effecting the current quarter and favorable items effecting the same period last year; including, the loss on the extinguishment of our debt, increased change in the non-cash contingent considerations fair value adjustment as well as reduced revenue due to an accelerated milestone received during the first quarter of 2017 from Incyte.

Conference Call, Webcast and Prepared Statement Information

Agenus executives will host a conference call on Monday, May 7, 2018 at 11:00 a.m. Eastern Time. To access the live call, dial (844) 492-3727 (domestic) and (412) 317-5118 (international). Ask to be joined into the Agenus call. The call will also be webcast and will be accessible from the Company's website at http://investor.agenusbio.com/presentation-webcasts or via the following link: https://www.webcaster4.com/Webcast/Page/1556/25631. A replay will be available on the Company's website approximately two hours after the call and will remain available for 90 days.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, proprietary cancer vaccine platforms, and adoptive cell therapies (through its AgenTus Therapeutics subsidiary). The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

About AgenTus Therapeutics, Inc.

AgenTus Therapeutics, a subsidiary of Agenus, is a preclinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of breakthrough "living drugs" to advance potential cures for cancer patients. AgenTus employs naturally-derived and engineered receptors, specifically T cell receptors (TCRs) and Chimeric Antigen Receptors (CARs), designed to supercharge human immune effector cells to seek and destroy cancer. AgenTus also aims to advance adoptive cell therapy formats which would enable off-the-shelf living drugs. AgenTus has locations in Lexington, MA and Cambridge, UK. For more information, please visit www.agentustherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Agenus' development plans, timelines, and anticipated milestones. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:
Agenus Inc.
Jennifer Buell, PhD
781-674-4420
Jennifer.Buell@agenusbio.com

1 Through AgenTus Therapeutics, a subsidiary of Agenus

Select Financial Information
(in thousands, except per share data)
(unaudited)

	March 31, 2018	December 31, 2017

Cash and cash equivalents	$ 52,348	$ 60,187
Total assets	130,816	138,402

	Three months ended March 31,
	2018	2017

Research and development expenses	$ 29,441	$ 32,640
G&A and other expenses, net	10,673	11,615
Loss on early extinguishment of debt	10,767	-
Non-cash contingent consideration fair value adjustment	5,016	(196)
Revenues, other	1,636	6,956
Revenues, accelerated milestone	-	20,000
Net loss	(54,261)	(17,103)
Net loss per share	$ (0.53)	$ (0.18)